NET PROFITS AGREEMENT

THIS NET PROFITS AGREEMENT (the “Agreement”) is executed and entered into as of the 4th day of January, 2007 (the “Execution Date”), by and among LEHMAN BROTHERS HOLDINGS INC., a Delaware corporation, its successors and/or assigns (“Lehman”), whose address is 399 Park Avenue, 8th Floor, New York, New York 10022, and 1407 BROADWAY REAL ESTATE LLC, a Delaware limited liability company (“Borrower”), whose address is c/o The Lightstone Group, 326 Third Street, Lakewood, New Jersey 08701, and, solely with respect to the provisions of Article 6 and Sections 7.15 and 7.13, each of the other parties hereto (each, an “Owning Entity”)

W I T N E S S E TH:

WHEREAS, Lehman is making a loan in the amount of $127,250,000 (the “Loan”) to Borrower pursuant to that certain Loan Agreement dated of even date herewith between Borrower and Lehman (the “Loan Agreement”).

WHEREAS, as a condition to making the Loan, Lehman has required that Borrower and each Owning Entity enter into this Agreement.

NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower and Lehman hereby agree as follows:

ARTICLE 1

DEFINITIONS

A. DEFINED TERMS. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings assigned to them in this Article I or in the sections and subsections referred to below:

1.1   “Allowed Rate” shall mean a rate of interest equal to six percent (6%) per annum, compounded annually.

1.2   “Approved Budget” shall have the meaning assigned to it in Section 3.5 hereof.

1.3   “Borrower’s Allowed Return” as of any date shall mean a cumulative return on the Borrower’s cash equity investment in the Property at the Allowed Rate.

1.4   “Borrower’s Cash Flow Amount” shall mean an amount equal to the amount of any distributions to members of Borrower at any time other than as a result of clause (i) of the definition of Net Profits plus the amount of any fees or other compensation paid by or on behalf of Borrower to Affiliates of Borrower and not either (x) disclosed on the closing statement delivered to and approved by Lehman or (y) permitted by the Approved Budget or otherwise approved by Lehman.

1.5   “Borrower’s Maximum Permitted Return” as of any date shall mean a cumulative return on the Borrower’s cash equity investment in the Property at a rate of interest equal to nine percent (9%) per annum, compounded annually.

1.6   “Business Plan” shall have the meaning assigned to it in Section 3.5 hereof.

1.7   “Capital Proceeds” shall mean the gross cash receipts of Borrower from any Capital Transaction.

1.8   “Capital Transaction” shall mean any transaction involving the sale, assignment, transfer, liquidation, condemnation or settlement in lieu thereof, disposition, financing, refinancing or any other conversion to cash of all or any portion of the Property or the equity or membership interests in Borrower, directly or indirectly (including, without limitation, through merger, consolidation, an initial public offering or otherwise), other than the leasing of space for occupancy and/or any other transaction with respect to the Property or the direct or indirect ownership interests in Borrower outside the ordinary course of business.

1.9   “Event of Default” shall have the meaning assigned to it in Section 5.1 hereof.

1.10   “Major Decision” shall mean any of the following:

(i) Approving the merger, consolidation, dissolution, transfer or winding up of the Borrower;

(ii) Approving any changes in the purposes of the Borrower or engaging in any other business not related to the purpose of the Borrower.

(iii) Approving any financing or refinancing of the Property or any material modification of amendment thereof,

(iv) Admitting an additional member or selling or issuing any additional ownership interests in the Borrower;

(v) Entering into, amending, terminating or enforcing the rights of the Borrower under any (x) Affiliate Agreement or (y) transaction with any Affiliate; provided, however, that Lehman shall not unreasonably withhold its consent if the terms of such Affiliate Agreement or transaction are on fair market terms and conditions;

(vi) (a) Responding to a petition filed against the Borrower for a proceeding under any bankruptcy, insolvency, reorganization, or similar act; (b) filing of any consent to any such proceeding against the Borrower; (c) making any decision to contest or not to contest such proceeding against the Borrower; (d) commencing a voluntary case or proceeding under any bankruptcy, insolvency, reorganization, or similar act (e) making a general assignment of the property of the Borrower for the benefit of creditors; (f) appointing, or acquiescing in the appointment of; a custodian or receiver; and (g) taking any actions with respect to any of the foregoing proceedings other than those which are routine and non-substantive;

(vii) Approving the terms and conditions of any direct or indirect sale, transfer, assignment, exchange, mortgage, pledge, security interest, ground lease, master lease or other disposition of any kind of all or any part of any Property or the other material assets of the Borrower, except for (a) any lease or installment sales contract for personal property and equipment in the ordinary course of business, (b) any sale or disposition and/or replacement of personal property in the ordinary course of business or (c) a Permitted Transfer (as defined in the Loan Agreement);

(viii) Acquiring, directly or indirectly through one or more other entities, of (A) any material assets, other than in the ordinary course of business or (B) any equity interest in any person on behalf of or by the Borrower;

(ix) Entering into any partnership, joint venture or similar relationship with, or acquiring any interest in, any corporation, limited liability company, partnership, association or other business organization by the Borrower;

(x) Doing any act in contravention of this Agreement or any applicable law, or receive (or cause any of its affiliates to receive) any rebate or give-up or participate in any reciprocal business arrangements or receive any benefit separate from the Borrower based on the business or activities of the Borrower which circumvent the provisions of this Agreement;

(xi) Approving any material amendment to the Operating Agreement;

(xii) Any decision to undertake any expansion, or addition to, the Property or any new development of the Property;

(xiii) Initiating or settling any litigation on behalf of the Borrower other than: (a) tenant dispossessory and/or collection actions with tenants or other occupants involving defaults of such tenants; (b) actions with service providers in the ordinary course of business; and (c) matters covered by insurance, excluding deductibles, and (d) matters where the claim is less than $5,000,000;

(xiv) Any decision to undertake any development, alteration, modification, improvement or renovation of any portion of the Property costing individually or, if in a series of related transactions, in the aggregate, in excess of $2,500,000;

(xv) Approving all material matters relating to: (a) uninsured casualties affecting any portion of any Property where the damage arising from any single casualty event or series of related casualty events is in excess of $5,000,000 in the aggregate; and (b) any condemnation or eminent domain proceeding affecting the Property;

(xvi) Approving changes to the insurance coverage to be maintained for the Property or the Borrower that are inconsistent with the standard insurance requirements of institutional lenders;

(xvii) Creating or modifying any mortgage, lien, security interest, charge or encumbrance in any portion of the Property or any other Borrower assets, provided, however, that incurring any personal property lease obligation or similar lien in the ordinary course of business shall not be deemed to constitute the creation of a mortgage, lien or other security interest in Borrower assets;

(xviii) Distributing of cash, other than in strict accordance with the terms of the distribution provisions of the Operating Agreement and this Agreement;

(xix) Redeeming, purchasing or otherwise acquiring all or any portion of any interest in Borrower;

(xx) Entering into, terminating (except following a default by the tenant thereunder) or modifying the Sublease, the Ground Lease or any Major Lease, or any renewal of a Major Lease or entering into any other lease not in accordance with the then current leasing guidelines approved by Lehman;

(xxi) Making any loan or other extension of credit by the Borrower (except in connection with tenant work under a Lease or any other lease of space at the Property approved by Lehman or not requiring Lehman’s approval);

(xxii) Other than pursuant to the Loan Documents, entering into any swap, hedge, collar or other interest rate protection agreement other than as may be required in connection with any financing or refinancing approved by Lehman;

(xxiii) Doing any act in contravention of any documents binding upon or otherwise affecting the Borrower;

(xxiv) Except as permitted hereby and strictly in accordance herewith, amending or modifying, or deviating from, the Business Plan or the then-effective Approved Budget; and

(xxv) Entering into, or permitting any Affiliate to enter into, any agreement with the sublessor under the Sublease, including without limitation, any purchase agreement with respect to sublessor’s interest under the Sublease.

1.11   “Net Profits” shall mean (i) the Capital Proceeds less the costs and expenses actually paid in cash, associated and incurred in connection with such Capital Transaction and which have been approved by Lehman in its reasonable discretion less (ii) the amount of any principal payment on the Loan and the Mezzanine Loan as a result of such Capital Transaction, less (iii) Borrower’s cash equity investment in the Property less (iv) the difference, if positive, between (A) Borrower’s Allowed Return and (B) Borrower’s Cash Flow Amount as of the date of determination of Net Profits plus interest on Borrower’s Cash Flow Amount from the date of receipt until such date of determination at six percent (6%) per annum, plus (v) the difference, if positive, between (A) Borrower’s Cash Flow Amount as of the date of determination of Net Profits plus interest on Borrower’s Cash Flow Amount from the date of receipt until such date of determination at nine percent (9%) per annum and (B) Borrower’s Maximum Permitted Return.

1.12   “Net Profits Amount” shall mean thirty-five percent (35%) of all Net Profits.

1.13   “Operating Agreement” shall mean the Limited Liability Company Agreement of Borrower as in existence from time to time.

1.14   “Organizational Documents” shall have the meaning assigned to in Section 4.2 hereof.

1.15   “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

1.16   “Proposed Budget” shall have the meaning assigned to it in Section 3.5 hereof.

1.17   “Uncontrollable Expenses” means: (a) insurance premiums, (b) utility costs, (c) labor costs controlled by union or collective bargaining agreements or other industry-wide cost increases which are beyond the reasonable control of Borrower, (d) those costs required by applicable legal requirements, including property taxes, (e) leasing fees, brokerage commissions and other costs which vary based on the amount of space leased during the relevant period, including legal fees, (f) unanticipated elevator repair costs, (g) costs associated with an emergency or other circumstance where prompt action is necessary to alleviate conditions that require an immediate expenditure of funds in order to avoid, or lessen or reduce the likelihood of, personal injury or material damage to any real or personal property and (h) snow removal and other costs which vary based on weather or other factors beyond Borrower’s control.

1.18   Further Definitional Provisions.

(a) Defined terms used herein and not otherwise defined herein shall have the meaning set forth in the Loan Agreement.

(b) Defined terms used in the singular shall include the plural and vice versa.

(c) The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. “Including” means “including without limitation”.

(d) All computations of Net Profits shall be determined in accordance with cash basis accounting principles reasonably acceptable to Lehman. If a promissory note or notes are delivered as all or a portion of the consideration for any Capital Transaction, then the cash proceeds, if and when received as a result of payments on such notes, shall be treated as Capital Proceeds only when actually received, and the receipt of any such notes shall not be deemed the receipt of cash for purposes hereof.

ARTICLE 2

NET PROFITS AMOUNT

2.1   Net Profits Amount.

(a) Borrower shall pay to Lehman the Net Profits Amount in accordance with the terms of this Agreement simultaneously with receipt of any cash pursuant to any Capital Transactions; provided, however, that Borrower may establish a reasonable reserve or holdback for anticipated costs or expenses associated and incurred in connection with such Capital Transaction and which have not yet been determined; provided, however, that any amounts remaining in such reserve or holdback after payment of such costs or expenses shall be deemed Net Profits and shall be paid in accordance with the provisions of this Agreement. After the Net Profits Amount with respect to any Capital Transactions is paid to Lehman any remaining Net Profits with respect to such Capital Transaction may be distributed to Borrower’s members in accordance with the Operating Agreement. In all cases, Lehman must receive the Net Profits Amount with respect to any Capital Transactions prior to the distribution of any Net Profits with respect to any Capital Transactions to the members of Borrower. Lehman’s rights pursuant to this Agreement are independent of the Loan and shall survive the repayment of the Loan. Borrower’s obligation to pay the Net Profit Amount to Lehman shall be secured by a pledge of all the membership interests in Borrower as well as by pledges of all of the interests in the sole member of Borrower, subject to any pledges granted in connection with the Mezzanine Loan. The Borrower Parties acknowledge that Lehman may, subject to the terms hereof, transfer and assign Lehman’s rights pursuant to this Agreement separately from any of Lehman’s rights with respect to the Loan. Lehman’s rights with respect to the Net Profits Amount are fully earned upon execution and delivery of the Loan Agreement and are not conditioned on any act or occurrence whatsoever. In no event shall Lehman have any obligation to make any contributions to Borrower in exchange for Lehman’s rights with respect to the Net Profits Amount. If any portion of the Net Profits Amount is not timely paid to Lehman, any such amounts shall bear interest at the Default Rate.

(b) Lehman may not assign or encumber all or any part of its rights with respect to this Agreement without the consent or approval of Borrower, which shall not be unreasonably withheld, conditioned or delayed. If Borrower fails to respond to any request for any such approval within ten Business Days (which request for approval shall state in boldface type that if Borrower fails to respond, its approval shall be conclusively presumed to have been granted), such approval shall be conclusively presumed to have been granted. Any assignment (but not an encumbrance by Lehman) shall be subject to Section 7.6 as to Lehman. Lehman shall give Borrower written notice of any such assignment or encumbrance and in the absence of such notice, Borrower shall fulfill its obligations hereunder with respect to the payment of the Net Profits Amount by paying or causing any such amounts to be paid to Lehman. Upon any default by any Borrower Party with respect to this Agreement, in addition to any other remedies which Lehman may have at law or in equity, Lehman shall have the right to bring a suit for specific performance against any of the Borrower Parties.

(c) The Borrower Parties and Lehman stipulate and agree that none of the terms and provisions contained in this Agreement shall ever be construed to create a contract to pay for the use, forbearance or detention of money in an amount in excess of the maximum amount permitted to be charged by applicable law, if any. None of Borrower Parties or other Person now or hereafter becoming liable for payment of the Loan shall ever be required to pay interest on the Loan in an amount in excess of the maximum amount which lawfully may be charged under Legal Requirements and the provisions of this paragraph shall control over all other provisions of this Agreement. If this Agreement, taken together with the interest otherwise contracted for, charged or received with respect to the Loan, shall exceed the maximum amount of interest allowed under applicable law, Lehman shall, at the option of Lehman, either refund to Borrower the amount of such excess or shall reduce the amount of this Agreement to the extent of such excess or shall credit the amount of such excess against the principal balance of the Loan then outstanding in such order and manner as Lehman may elect. The terms and provisions of this paragraph shall control every other provision of this Agreement, the Note, the Loan Agreement and all other agreements in connection with the Loan. All amounts not payable to Lehman under this Agreement on account of the foregoing limitation shall be retained by Borrower, provided that, if at a later date Lehman determines that a greater amount of the Net Profits could lawfully be paid to Lehman, all Net Profits thereafter received shall be paid to Lehman until Lehman shall have received, on a cumulative basis, the Net Profits Amount to which Lehman is entitled pursuant to this Agreement, subject to the limitations of this paragraph.

2.2   Relationship. It is not the intention of the parties that Lehman be or become a member, partner, joint venturer or other owner of or with Borrower unless and until Lehman exercises the Conversion Option . By entering into this Agreement and/or by accepting the Net Profits Amount, Lehman does not become a member, partner, joint venturer or owner of or with Borrower, and in no event shall Lehman become a member, a partner, joint venturer or owner of or with Borrower or be or become liable for any of the debts, obligations, or liabilities of Borrower as a result of the acceptance of the Net Profits Amount.

2.3   Adjustment. Borrower shall not directly or indirectly, pay, distribute or cause to be paid or distributed to the holders of any of the interests in Borrower, prior to the exercise of the Conversion Option, any (i) cash (except for (a) cash flow (other than Capital Proceeds) distributed pursuant to Borrower’s Organizational Documents and (b) Capital Proceeds after payment of the Net Profits Amount); or (ii) any evidence of indebtedness, any further or additional interests in Borrower or any property of any nature whatsoever; or (iii) warrants, options or other rights to subscribe for or purchase any evidences of Borrower’s indebtedness or any interest in Borrower or in any other property of any nature whatsoever unless such warrants, options or other rights allow the holder to acquire only a portion of the existing rights of the existing owners of Borrower and are subject in all respects to the rights of Lehman hereunder; or (iv) any right to acquire any of the foregoing. Borrower shall not, directly or indirectly, prior to the exercise of the Conversion Option, reorganize its capital, reclassify its ownership interests, or consolidate or merge with any other Person, or take any similar action without the prior written consent of Lehman not to be unreasonably withheld. Additionally, Borrower shall not, directly or indirectly, prior to exercise of the Conversion Option, by any action, including without limitation, amend its Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of ownership interests or any other action, avoid or seek to avoid the observance or performance of the rights of Lehman pursuant to this Agreement (or pursuant to the Organizational Documents, after exercise of the Conversion Option), but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Lehman set forth in this Agreement (or pursuant to the Organizational Documents, after exercise of the Conversion Option). In the event of the taking of any action to dilute or otherwise adversely affect Lehman’s rights pursuant to this Agreement (and pursuant to the Organizational Documents after exercise of the Conversion Option), Lehman’s rights with respect to the Net Profits Amount shall be increased (but not decreased) automatically and without further action in order to maintain Lehman’s rights with respect to the Net Profits Amount as contemplated by this Agreement (and Lehman’s rights pursuant to the Organizational Documents after exercise of the Conversion Option) and Borrower agrees to take all actions necessary to evidence any such adjustment (although no such action shall be necessary). In no event may any of Borrower Parties amend or modify or take other action pursuant to the Organizational Documents of Borrower that would adversely affect Lehman’s rights to the Net Profits Amount or Lehman’s rights after the exercise of the Conversion Option and Borrower shall cause the Organizational Documents to provide (i) that such Organizational Documents are subject to this Agreement, (ii) that such Organizational Documents cannot be amended without Lehman’s prior written consent, and (iii) that the taking of any action to dilute or otherwise adversely affect Lehman’s rights pursuant to this Agreement or pursuant to the Organizational Documents of Borrower is prohibited. Notwithstanding the foregoing, after the Net Profits Amount with respect to any Capital Transaction then due to Lehman has been paid, Borrower may distribute any remaining Net Profits with respect to such Capital Transaction to its members, subject to the terms and conditions of the Loan Documents. In all events, however, the Net Profits Amount must be paid to Lehman prior to or simultaneously with the payment or distribution of any Net Profits to the members of Borrower.

2.4   Survival. Lehman’s rights pursuant to this Agreement shall survive the repayment of the Loan, until all of the Property is sold to a Person that is not an Affiliate of Borrower and payment in full is made to Lehman of the full Net Profits Amount or Borrower purchases Lehman’s interest pursuant to Section 7.6, at which time this Agreement will terminate and be of no further force or effect.

ARTICLE 3

AFFIRMATIVE COVENANTS

Unless and until all of the Property is sold to a Person that is not an Affiliate of Borrower and Lehman is paid the Net Profits Amount in full (and notwithstanding any repayment of the Loan) Borrower covenants and agrees that unless Lehman otherwise consents in writing:

3.1   Notifications from Borrower. Borrower shall promptly notify Lehman in writing of each of the following:

(a) Any change in any material fact or circumstance represented or warranted in this Agreement; and

(b) Any proposed Major Decision.

3.2   Maintenance and Granting of Liens and Security Interests. Borrower shall execute and deliver to Lehman all security agreements, financing statements, documents and instruments, and do such other things as are required by this Agreement, or as Lehman shall reasonably request or deem reasonably necessary in order to maintain the validity, enforceability and perfection of Lehman’s rights pursuant to this Agreement.

3.3   No Encumbrances or Liens. Except for the Loan Documents, Borrower shall not permit any other liens, encumbrances, mortgages, deeds of trust or unbonded mechanic’s or materialman’s liens to affect any portion of the Property without Lehman’s written consent. Lehman shall have no obligation to consent to any such lien. Notwithstanding the foregoing, after prior written notice to Lender, Borrower, at its own expense, shall have the right to contest the existence of any liens, encumbrances, mortgages, deeds of trust or unbonded mechanic’s or materialman’s liens affecting any portion of the Property, subject to the terms and conditions set forth in Section 5.4 of the Loan Agreement.

3.4   Major Decisions. Notwithstanding anything to the contrary contained in this Agreement, no act shall be taken, sum expended, decision made or obligation incurred by Borrower or any Affiliate with respect to a Major Decision without the prior written consent of Lehman; provided, however, that Lehman will not unreasonably withhold its consent with respect to the matters listed in clauses (xiii), (xiv), (xv), (xvi) or (xxi) of the definition of Major Decision.

3.5   Budget. Borrower shall prepare and deliver to Lehman, within sixty (60) days prior to the beginning of each calendar year, an annual expenditure budget for Borrower and the Property, if any, including all planned capital expenditures and all anticipated costs and expenses for such ensuing calendar year (“Proposed Budget”). The Proposed Budget shall also include a business plan for the Borrower’s proposed operations during the forthcoming calendar year, including Borrower’s proposed leasing guidelines. The Proposed Budget shall be prepared and submitted in a form reasonably acceptable to Lehman and shall set forth in reasonable detail budgeted capital and other expenses. Lehman shall have the right to approve each Proposed Budget in Lehman’s reasonable discretion. In the event that Lehman objects to the Proposed Budget submitted by the Borrower, Lehman shall advise the Borrower of such objections within fifteen (15) Business Days after receipt thereof (and deliver to the Borrower a reasonably detailed description of such objection) and the Borrower shall promptly revise such Proposed Budget and resubmit the same to Lehman. Lehman shall advise the Borrower of any objections to such revised Proposed Budget, in Lehman’s reasonable discretion, within ten (10) Business Days after receipt thereof (and deliver to the Borrower a reasonably detailed description of such objection) and the Borrower shall promptly revise the same in accordance with the process described in this Section 3.5 until Lehman approves a Proposed Budget, in Lehman’s reasonable discretion; provided that, if Lehman fails to approve such a Proposed Budget, the operating budget and the capital expenditure budget for such calendar year shall be the budget attached hereto as Exhibit A (the “Business Plan”). Each such Proposed Budget approved by Lehman in accordance with terms hereof (or, if applicable, the Proposed Budget for such year included in the Business Plan referred to in the proviso to the immediately preceding sentence) shall hereinafter be referred to as an “Approved Budget.” Notwithstanding the foregoing, Borrower may exceed the Approved Budget for all line items by up to five percent (5%) of the total amount of the Budget for all line items in any calendar year and may incur Uncontrollable Expenses without Lehman’s consent.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce Lehman to enter into this Agreement, Borrower hereby represents and warrants to Lehman as follows:

4.1   Authorization. Borrower is duly authorized to execute and deliver this Agreement and all other documents to be executed in connection herewith, and is and will continue to be authorized to perform its obligations under this Agreement and such other agreements.

4.2   Organizational Documents. Attached hereto as Exhibit B is a true and correct copy of the Operating Agreement and all other Organizational Documents of Borrower together with all amendments thereto, if any (the “Organizational Documents”). Borrower shall not amend, modify, or supplement the Operating Agreement or any of the Organizational Documents of Borrower and shall not admit any additional members in Borrower, without the prior written consent of Lehman in each instance, which consent may be withheld in Lehman’s sole and absolute discretion. Any attempt to do so shall be null and void and of no force or effect.

4.3   Consents. No consent, approval, authorization or order of any court or governmental authority, or third party is required in connection with the execution and delivery by Borrower of this Agreement and the other documents to be executed in connection herewith, or to consummate the transactions contemplated hereby.

4.4   Enforceable Obligations. This Agreement and the other documents to be executed in connection herewith, when duly executed and delivered in accordance with this Agreement, will be the legal and binding obligations of Borrower and enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights.

4.5   Restatement and Representations. Borrower hereby restates all of the representations and warranties made by each of the Borrower Parties in the Loan Agreement for the benefit of Lehman as if such representations were fully set forth herein.

ARTICLE 5

DEFAULTS

5.1   Events of Default. An Event of Default shall exist if any one or more of the following events (herein called “Events of Default”) shall occur:

(a) The failure by Borrower to make any payment (other than the failure to pay the Net Profits Amount) on or before the fifth (5th) Business Day after the same are due to Lehman as required by this Agreement or the failure by Borrower to pay the Net Profits Amount on the date when due;

(b) The failure or refusal of Borrower to keep or perform any covenant or other term or condition specified herein for a period of thirty (30) days after written notice from Lehman;

(c) The incorrectness in any material respect, as of the date hereof, of any representation or warranty made by Borrower to Lehman herein;

(d) The application for or the appointment of a receiver, trustee, intervenor, custodian or liquidator of Borrower;

(e) The act of Borrower in taking or permitting to be taken any action seeking relief or an order for relief under, or any other action taking advantage of, any bankruptcy, debtor relief or similar laws;

(f) The filing of an involuntary petition against Borrower under any bankruptcy, insolvency or reorganization provision of any debtor relief or similar laws if such petition (1) results in the entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of ninety (90) days; or

(g) any “Event of Default” as defined in the Loan Agreement if the Loan Agreement is still in effect.

5.2 Rights of Lehman. Upon the occurrence of an Event of Default, Lehman shall have the right, at its sole option and without further notice to Borrower, to pursue all available rights or remedies, at law or in equity or under this Agreement and any documents securing this Agreement, including any pledge agreements. In this regard, in addition to any other remedies which Lehman may have at law or in equity, Borrower acknowledges that an action for damages is inadequate to protect Lehman’s rights and thus Lehman shall have the right to bring a suit for specific performance or injunctive or other equitable relief.

ARTICLE 6

RIGHT OF FIRST OFFER

6.1   Right of First Offer on Property or Interests in Borrower. If at any time Borrower wishes to transfer the Property or any portion thereof, or any Owning Entity wishes to Transfer its direct or indirect interest (or any portion thereof) in Borrower (the “Equity Interest”; and/or the Property shall be referred to as the “Subject Interests”) such Person (“a Transferring Party”) shall provide not less than fifteen (15) days’ prior written notice (the “ROFO Notice”) to Lehman. The ROFO Notice shall set forth all of the material terms of the proposed transfer (including the identification of the Subject Interest to be transferred and the price payable in cash, at which the Transferring Party would be willing to sell the Subject Interest (the “ROFO Price”) and specifying any liens or encumbrances that will not be discharged in connection with any such sale). Upon receipt of a ROFO Notice, Lehman will have the right to purchase the Subject Interest of the Transferring Party on the terms set forth in such ROFO Notice by Lehman delivering written notice thereof to the Transferring Party (the “Election Notice”) within fifteen (15) days after receipt of the applicable ROFO Notice together with a deposit in an amount equal to ten percent (10%) of the ROFO Price (“Deposit”). The Deposit shall be delivered to an escrow agent acceptable to Lehman and the Transferring Party and will be held in an interest-bearing, segregated account at a federally insured financial institution. If Lehman fails to timely deliver an Election Notice and/or the Deposit, Lehman shall be deemed to have irrevocably waived its rights under this Section 6.1 with respect to the applicable ROFO Notice, except as provided below. Notwithstanding anything to the contrary herein, any Owning Entity may Transfer its direct or indirect interest (or any portion thereof) in Borrower in connection with a Permitted Transfer (as defined in the Loan Agreement), so long as such transferee executes and delivers to Lehman a Joinder and Consent in substantially the same form as the Joinder and Consent attached hereto whereby it agrees to be bound by the terms of this Agreement.

6.2   If Lehman validly and timely delivers an Election Notice and the Deposit, the closing of the purchase shall be on a date (the “ROFO Closing Date”) designated by Lehman which is not more than forty-five (45) days after the delivery of the Election Notice and at a place designated in the ROFO Notice (or if the ROFO Notice does not designate a closing place, at such place as may be mutually agreed upon between the Transferring Party and Lehman, and otherwise such closing shall be in escrow). At the closing:

(i) The Transferring Party shall deliver to Lehman (or a nominee thereof) a duly executed and acknowledged instrument of assignment or conveyance transferring the Subject Interest to Lehman (or its nominee) free and clear of all liens and encumbrances (other than the liens and encumbrances which the ROFO Notice specified would not be discharged at closing), which instrument shall contain surviving representations concerning due organization and authority of the Transferring Party and the absence of liens and encumbrances (other than the liens and encumbrances which the ROFO Notice specified would not be discharged at closing) and shall contain a provision indemnifying and holding Lehman (or its nominee) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;

(ii) Lehman shall pay or cause to be paid the ROFO Price to the Transferring Party in immediately available funds;

(iii) all prorations shall be apportioned between the Transferring Party and Lehman for the current calendar period, as of 11:59 p.m. of the day preceding the ROFO Closing Date; and

(iv) the Transferring Party shall discharge of record all liens and encumbrances affecting its Subject Interest (other than the liens and encumbrances which the ROFO Notice specified would not be discharged at closing), and if the Transferring Party fails to do so, Lehman (or its nominee) may use any portion of the ROFO Price to pay and discharge any such liens and/or encumbrances and any related expenses and adjourn the closing for such period as may be necessary for such purpose.

6.3   If Lehman waives (or is deemed to have waived) its right to acquire the Subject Interest offered by the Transferring Party in a given ROFO Notice, the Subject Interest offered by the Transferring Party may be sold by the Transferring Party, for not less than ninety-five percent (95%) of the ROFO Price offered to Lehman, at any time during the next one hundred eighty (180) day period subsequent to the earlier of receipt of the written waiver by all of Lehman of its right to purchase the interests being offered by the Transferring Party under Section 6.1 and the expiration of the thirty (30) day period for Lehman to respond to the ROFO Notice with no such written waiver being delivered.

6.4   In the event the Transferring Party fails to consummate any sale or transfer of the Subject Interest for the ROFO Price or within the time period provided in Section 6.3, then the Subject Interest shall be re-offered to Lehman in connection with any further proposed transfer.

6.5   Lehman shall be deemed to have waived its right of first offer with respect to a Subject Interest that is part of a settlement arrangement entered into with respect to the Kamber Litigation if and to the extent the terms of the settlement arrangement are approved by Lehman.

ARTICLE 7

GENERAL TERMS AND CONDITIONS

7.1   Notices. All notices, demands, requests and other communications shall be given and become effective as provided in the Loan Agreement, the provisions of which are incorporated hereby by reference as if fully set forth herein.

7.2   Modifications. No provisions of this Agreement or any other documents executed in connection herewith may be modified, waived or terminated, except by an instrument in writing executed by the party against whom a modification, waiver or termination is sought to be enforced.

7.3   Severability. In case any of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and the Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.4   Binding Effect. This Agreement shall be binding upon, and inure to the benefit of Lehman and Borrower and their respective permitted successors and/or assigns.

7.5   Governing Laws. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS. THIS CHOICE OF LAW IS MADE PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE COUNTY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH OR THEREWITH, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MUST BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT, OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING. TO THE EXTENT PERMITTED BY LAW, THE BORROWER ALSO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES (CERTIFIED MAIL, RETURN RECEIPT REQUESTED AND POSTAGE PREPAID) OF SUCH PROCESS TO THE BORROWER AT ITS ADDRESS SET FORTH ABOVE. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THIS CONSENT TO JURISDICTION IS MADE PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402.

7.6   Assignment by Lehman; Right of First Offer in Agreement. Lehman may not assign or transfer its rights pursuant to this Agreement without Borrower’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if at any time Lehman wishes to transfer its interest in this Agreement (the “NPA Interest”), Lehman shall provide not less than thirty (30) days’ prior written notice (the “NPA ROFO Notice”) to Borrower. The NPA ROFO Notice shall set forth all of the material terms of the proposed transfer (including the identification of the NPA Interest to be transferred and the price payable in cash, at which Lehman would be willing to sell the NPA Interest (the “NPA ROFO Price”) and specifying any liens or encumbrances that will not be discharged in connection with any such sale). Upon receipt of a NPA ROFO Notice, Borrower will have the right to purchase the NPA Interest of Lehman on the terms set forth in such NPA ROFO Notice by Borrower delivering written notice thereof to Lehman (the “NPA Election Notice”) within thirty (30) days after receipt of the applicable NPA ROFO Notice together with a deposit in an amount equal to ten percent (10%) of the NPA ROFO Price (“NPA Deposit”). The NPA Deposit shall be delivered to an escrow agent acceptable to Borrower and Lehman and will be held in an interest-bearing, segregated account at a federally insured financial institution. If Borrower fails to timely deliver an NPA Election Notice and/or the NPA Deposit, Borrower shall be deemed to have irrevocably waived its rights under this Section 7.6 with respect to the applicable NPA ROFO Notice, except as provided below.

7.7   If Borrower validly and timely delivers an NPA Election Notice, the closing of the purchase shall be on a date (the “NPA ROFO Closing Date”) designated by Borrower which is not more than forty-five (45) days after the delivery of the NPA Election Notice and at a place designated in the NPA ROFO Notice (or if the NPA ROFO Notice does not designate a closing place, at such place as may be mutually agreed upon between Lehman and Borrower, and otherwise such closing shall be in escrow). At the closing:

(i) Lehman shall deliver to Borrower (or a nominee thereof) a duly executed and acknowledged instrument of assignment or conveyance transferring the NPA Interest to Borrower (or its nominee) free and clear of all liens and encumbrances (other than the liens and encumbrances which the NPA ROFO Notice specified would not be discharged at closing), which instrument shall contain surviving representations concerning due organization and authority of Lehman and the absence of liens and encumbrances (other than the liens and encumbrances which the NPA ROFO Notice specified would not be discharged at closing) and shall contain a provision indemnifying and holding Borrower (or its nominee) harmless from any loss, liability, cost or expense (including reasonable attorneys’ fees) it may incur by reason of any breach of such representation;

(ii) Borrower shall pay or cause to be paid the NPA ROFO Price to Lehman in immediately available funds; and

(iii) Lehman shall discharge of record all liens and encumbrances affecting its NPA Interest (other than the liens and encumbrances which the NPA ROFO Notice specified would not be discharged at closing), and if Lehman fails to do so, Borrower (or its nominee) may use any portion of the NPA ROFO Price to pay and discharge any such liens and/or encumbrances and any related expenses and adjourn the closing for such period as may be necessary for such purpose.

7.8   If Borrower waives (or is deemed to have waived) its right to acquire the NPA Interest offered by Lehman in a given NPA ROFO Notice, the NPA Interest offered by Lehman may be sold by Lehman, for not less than ninety-five percent (95%) of the NPA ROFO Price offered to Borrower, at any time during the next one hundred eighty (180) day period subsequent to the earlier of receipt of the written waiver by all of Borrower of its right to purchase the interests being offered by Lehman under Section 7.6 and the expiration of the thirty (30) day period for Borrower to respond to the NPA ROFO Notice with no such written waiver being delivered.

7.9   In the event Lehman fails to consummate any sale or transfer of the NPA Interest for the NPA ROFO Price or within the time period provided in Section 7.8, then the NPA Interest shall be re-offered to Borrower in connection with any further proposed transfer.

7.10   Assignment by Borrower. Borrower may not transfer or assign, directly or indirectly, any of its obligations pursuant to this Agreement.

7.11   Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

7.12   Sole Discretion; Reasonable Discretion. Except as specifically provided, whenever in this Agreement, Lehman may or must consent to or approve any action or inaction or any fact or condition must be satisfactory to Lehman, such consent or approval must be satisfactory to Lehman, in Lehman’s sole and absolute discretion, without any express or implied obligation of reasonableness or good faith unless otherwise provided to the contrary provided herein. In the event Lehman has agreed not to unreasonably withhold its consent, Borrower’s sole remedy in the event Lehman refuses to grant such consent shall be to seek specific performance or other equitable relief, and in no event shall Borrower have the right to seek monetary damages as a result of Lehman withholding its consent pursuant to any provision of this Agreement.

7.13 Waiver of Jury Trial. THE BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LEHMAN IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE BORROWER.

7.14   Certain Provisions Relating to Lehman and its Affiliates. The Borrower and each of the Owning Entities expressly acknowledge that (y) Lehman or one of its Affiliates (in such capacity, “Lender”) has provided the Loan and Mezzanine Loan, and (z) in the future Lender may purchase or acquire indebtedness of the Borrower or any Owning Entity from time to time without notice to or approval by the Borrower or any Owning Entity and whether or not any such financing or indebtedness is in default. Notwithstanding any common ownership between the Lehman and the Lender: (a) Lehman, on the one hand, and the Lender, on the other hand, may or may not be separate and distinct legal entities but in all events have different investment goals and objectives; (b) the Lender may exercise all the rights, privileges and benefits of the holder of any such financing or indebtedness and enforce all remedies and other provisions under the applicable documents evidencing or describing such financing or indebtedness without regard to the fact that Lehman is the beneficiary of this Agreement; and (c) to the maximum extent permitted by applicable law, (I) the Borrower and the Owning Entities waive any claims that the Borrower and the Owning Entity may have against Lehman arising by reason of the fact that Lehman is the Lender and (ii) the Borrower and the Owning Entities waive any claims that the Borrower and such Owning Entities may have against Lehman arising by reason of the fact that Lender is making, or that the Lender is holding, the Loan or any other financing or indebtedness of the Borrower.

7.15   Proposal for New Debt Financing.

(i) In addition to Lehman’s rights set forth in Article 9, Lehman shall have the right to propose to Borrower New Debt Financing (as hereinafter defined) at any time and from time to time provided that such New Debt Financing (a) shall be prepayable without premium after 1 year following the closing date of such New Debt Financing, (b) results in Net Profits of at least five percent (5%) of the total debt and equity invested in the Property by Borrower and its Affiliates at the time in question, (c) is on terms and conditions no worse than then market terms and conditions, and (d) is non-recourse except for customary carve-outs, and (e) is for an amount no less than the Loan (including any unfunded amount).

(ii) In the event that Lehman makes any such proposal to Borrower, Borrower shall have thirty (30) days to evaluate the proposal and advise Lehman as to whether Borrower will enter into such New Debt Financing.

(iii) In the event Borrower fails to agree to enter into such New Debt Financing within such 30-day period, Lehman may at any time within the following thirty (30) days advise Borrower of the terms and conditions of a proposed New Debt Financing that satisfies the criteria set forth in clause (i) above. In such event, Borrower shall effectuate such New Debt Financing within ninety (90) days following Lehman’s proposal.

(iv) In all events, the provisions of Article 9 shall apply to any financing or refinancing described in this Section 7.15.

7.16   Lehman’s Approval. If Lehman fails to grant or withhold its consent or approval in writing (i) within a period of ten (10) Business Days after it has received a request for consent or approval under this Agreement and (ii) within an additional period of five (5) Business Days after it has received a second request for consent and which second notice shall advise Lehman (in 14-point type or larger) that if Lehman fails to respond to Borrower’s second request for consent within such five (5) Business Day period Lehman shall be deemed to have approved or consented to the matter in question, then Lehman shall be deemed to have approved or consented to such matter.

ARTICLE 8

CONVERSION OPTION

8.1   Conversion Option. Lehman shall have the option (the “Conversion Option”), at any time in Lehman’s sole discretion, by delivering written notice to Borrower and its constituent member(s), to elect to convert Lehman’s rights pursuant to this Agreement into a membership interest in Borrower (the “Conversion”) as more fully set forth in this Article. Upon exercise of the Conversion Option, Lehman and Borrower and the members of Borrower shall execute and deliver such documentation as either party may reasonably request in order to evidence the exercise of the Conversion Option and the admission of Lehman to Borrower. In the event Lehman exercises such option, Lehman shall thereafter have no further right to any Net Profits Amount thereafter received pursuant to this Agreement (Lehman’s rights with respect thereto being governed by the Operating Agreement of Borrower after Lehman so elects to convert). In no event may any of the Borrower Parties amend or modify or take other action pursuant to the Organizational Documents of any of the Borrower Parties that would adversely affect Lehman’s rights to the Net Profits Amount and the Organizational Documents of the Borrower Parties shall prohibit the taking of any such action and the Borrower Parties shall comply with such provisions of the Organizational Documents.

8.2   Amendment of Operating Agreement. Upon Lehman’s exercise of the Conversion Option, the Operating Agreement of the Borrower shall be amended to grant to Lehman a special membership interest whereby Lehman will receive 35% of all distributions resulting from a Capital Transaction after the return to the members of Borrower of their cash equity investment in Borrower plus the Borrower’s Allowed Return. All members of the Borrower hereby irrevocably consent and agree to (a) the issuance of such special membership interest to Lehman upon the date of the Conversion (the “Conversion Date”) and (b) the admission of Lehman as a Special Member (the “Special Member”) effective on the Conversion Date. On the Conversion Date, the members of Borrower shall execute an amendment to the Operating Agreement of Borrower effectuating the transactions contemplated by this Article in form and substance acceptable to Borrower and Lehman (the “Amendment”) and acknowledging the admission of Lehman as the Special Member subject to the terms, rights and obligations of this Agreement and the Amendment. The failure to execute the Amendment shall be an Event of Default under this Agreement. Simultaneously with any distributions to the members of Borrower, the Special Member shall receive the Net Profits Amount in full in cash as the result of a Capital Transaction.

8.3   Rights of Special Member. Without limiting the foregoing, upon and after admission to the Borrower: (i) the Special Member shall have the rights afforded to Lehman under this Agreement, including, without limitation, rights to approve the Major Decisions, and (ii) the Special Member shall not have any obligation to contribute money or property for any reason or any circumstance, and shall have no obligation or liability in respect of debts, liabilities or other obligations of the Borrower, or to make loans to the Borrower.

ARTICLE 9

NEW DEBT FINANCING

If Borrower or its constituent member(s) or the direct or indirect members of such constituent member(s) desires to obtain additional or replacement debt financing, which is in any way related to the Property, whether in the form of refinancing or restructuring of all or part of any existing debt financing or by obtaining additional debt financing (whether secured or unsecured) for any purpose (collectively, “New Debt Financing”), Borrower shall notify Lehman of its intent to seek such New Debt Financing. Within ten (10) days of receiving such notification from Borrower, Lehman (or its Affiliates) shall have the right (but without any obligation to do so) to submit to Borrower a term sheet, which shall contain all of the material terms for the proposed New Debt Financing (the “Lehman Offer”). Borrower shall not obtain New Debt Financing offered by a third party lender unless such New Debt Financing proposed by such third party lender (the “Third Party Offer”) taken as a whole is materially better in terms of proceeds, rate and structure than the Lehman Offer, in which case Borrower shall notify Lehman of such Third Party Offer and Lehman (or its Affiliates) shall have the right (but without any obligation to do so), within five (5) Business Days of receipt of such notice from Borrower, to propose New Debt Financing which, taken as a whole, is on terms at least as favorable as those contained in the Third Party Offer. In such event, Borrower shall consummate such transaction with Lehman and not with the third party lender. Notwithstanding anything to the contrary, Lehman shall not be required to approve any New Debt Financing that would result in no Net Profits or that would result in New Debt Financing less than 75% loan to value (based on the Property’s stabilized value) in Lehman’s reasonable determination. In the event the parties dispute the stabilized value of the Property, each party will obtain an appraisal from a third party appraiser. In the event the appraisers cannot agree, the appraisers will select a third appraiser whose valuation of the Property (assuming stabilization) shall be deemed the value of the Property for purposes of determining the loan to value ratio.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

1407 BROADWAY REAL ESTATE LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: President

/s/ LEHMAN BROTHERS HOLDINGS INC.

THE FOLLOWING PARTIES ARE EXECUTING THIS AGREEMENT SOLELY FOR THE PURPOSE OF ARTICLE 6 AND SECTIONS 7.15 AND 7.13:

1407 BROADWAY MEZZ LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: President

1407 BROADWAY MEZZ II LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: President

LIGHTSTONE 1407 MANAGER LLC

By:	/s/ David Lichtenstein
Name: David Lichtenstein
Title: President

LVP 1407 BROADWAY LLC,
a Delaware limited liability company

By:	Lightstone Value Plus REIT LP,
a Delaware limited partnership,
its sole member

By:	Lightstone Value Plus Real Estate
Investment Trust, Inc., a Maryland
corporation, its general partner

By:
Name: David Lichtenstein
Title: President

LIGHTSTONE HOLDINGS, LLC

By:
Name: David Lichtenstein
Title: President

SHIFRA LICHTENSTEIN

JOINDER AND CONSENT

The undersigned (“Joinder Party”) has reviewed the Net Profits Agreement (“Agreement”) dated as of January 4, 2007 between Lehman Brothers Holdings Inc. (“Lehman”), and 1407 Broadway LLC, a Delaware limited liability company (“Borrower”), to which this Joinder and Consent has been attached, and hereby covenants, represents, warrants, acknowledges and agrees that:

(a) Joinder Party has read and reviewed the Agreement, and is familiar with the terms and provisions thereof.

(b) Joinder Party consents to the Borrower’s execution of the Agreement without reservation or qualification.

(c) Joinder Party covenants and agrees to cooperate with Borrower and each other Borrower Party in the performance and observance of all covenants and agreements contained in the Agreement on the part of Borrower or any other Borrower Party as necessary to comply or facilitate Borrower’s or such other Borrower Party’s compliance therewith.

(d) Joinder Party hereby agrees to be primarily liable, on a joint and several basis with Borrower, for the amount of any Net Profits Amount due and payable to Lehman pursuant to this Agreement.

(e) WHENEVER ANY PROVISION OF THE AGREEMENT PROVIDES FOR OR REFERS TO (i) THE ACKNOWLEDGMENT OR AGREEMENT OF A JOINDER PARTY, (ii) THE WAIVER OR RELEASE OF RIGHTS BY ANY JOINDER PARTY, (iii) THE GRANT BY SUCH JOINDER PARTY OF A POWER OF ATTORNEY IN FAVOR OF LEHMAN OR (iv) THE APPOINTMENT BY A JOINDER PARTY OF AN AGENT FOR THE SERVICE OF PROCESS, EACH JOINDER PARTY HEREBY CONSENTS TO AND CONFIRMS SUCH ACKNOWLEDGMENT, AGREEMENT, WAIVER, GRANT OR APPOINTMENT (AS THE CASE MAY BE) AS BEING ITS ACKNOWLEDGMENT, AGREEMENT, WAIVER, GRANT AND APPOINTMENT AS FULLY AS IF SUCH ACKNOWLEDGMENT, AGREEMENT, WAIVER, GRANT OR APPOINTMENT (AS THE CASE MAY BE) WERE FULLY SET FORTH HEREIN.

(f) JOINDER PARTY HEREBY WAIVES ANY AND ALL RIGHTS OR CLAIMS JOINDER PARTY NOW HAS OR MAY HEREAFTER HAVE AGAINST BORROWER OR ANY BORROWER PARTY OR ANY OTHER PARTY TO THE AGREEMENT, WHETHER BY WAY OF SUBROGATION, CONTRIBUTION, REIMBURSEMENT OR OTHERWISE, ARISING BECAUSE OF JOINDER PARTY’S PAYMENT OR PERFORMANCE OF ANY OF THE OBLIGATIONS. JOINDER PARTY WAIVES ALL SURETYSHIP DEFENSES OF EVERY KIND AND NATURE.

(g) JOINDER PARTY ACKNOWLEDGES AND AGREES THAT ANY INDEBTEDNESS (AS SUCH TERM IS DEFINED IN THE LOAN AGREEMENT) OF BORROWER TO JOINDER PARTY OR TO ANY AFFILIATE OF JOINDER PARTY (“AFFILIATE INDEBTEDNESS”), WHETHER EXISTING PRIOR TO, ON OR AFTER SUCH MATURITY DATE, IS AND SHALL AT ALL TIMES BE SUBJECT AND SUBORDINATE TO ALL OF THE OBLIGATIONS OF BORROWER TO LEHMAN. JOINDER PARTY, ON BEHALF OF ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY WAIVES ANY RIGHT, CLAIM OR CAUSE OF ACTION TO COLLECT OR OBTAIN ANY REIMBURSEMENT, RETURN OR REPAYMENT OF SUCH INDEBTEDNESS. UNLESS AND UNTIL THE NET PROFITS HAVE BEEN PAID IN FULL TO LEHMAN AND ALL OTHER OBLIGATIONS HAVE BEEN FULLY SATISFIED, ANY AMOUNTS RECEIVED BY BORROWER OR ANY BORROWER PARTY WITH RESPECT TO ANY SUCH AFFILIATE INDEBTEDNESS BEFORE ALL OBLIGATIONS HAVE BEEN PAID IN FULL SHALL BE HELD IN TRUST BY BORROWER AND EACH BORROWER PARTY AND APPLIED IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder and Consent the day and year first above written.

LIGHTSTONE HOLDINGS, LLC

By:	/s/ David Lichtenstein
David Lichtenstein
Title: President

EXHIBIT A

Budget and Business Plan

EXHIBIT B

Organizational Documents of Borrower